Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Senior Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Reports Strong Third Quarter Results

Revenue $60 Million; Growth in Deferred Revenue of $13.5 Million;

GAAP Operational Cash Flow $12.7 Million

•	Q3 FY05 revenues: $60.0 million (21% increase over Q3 FY04)

•	Record subscription revenue of $12.4 million

•	Q3 FY05 earnings per share: $0.03 GAAP; $0.04 Non-GAAP

•	Deferred revenue balance of $58.0 million (30% increase over Q2 FY05)

•	Non-GAAP cash flow from operations of $13.9 million and $29.2 million for the three and nine-month periods ended October 31, 2004, excluding restructuring-related payments of $1.2 million and $3.3 million respectively; GAAP cash flow from operations of $12.7 million and $25.8 million respectively

ALAMEDA, Calif., November 23, 2004— Wind River Systems, Inc. (Nasdaq: WIND), the global leader in Device Software Optimization (DSO), today reported its third quarter fiscal year 2005 operating results.

Total revenue for the third quarter ended October 31, 2004 was $60.0 million, a 21% increase compared to revenues of $49.6 million for the third quarter ended October 21, 2003, and above Wind River’s previous revenue guidance of $57.0—$59.0 million.

“This was a great quarter marked by strong execution and significantly broader adoption of our subscription licensing model,” stated Ken Klein, president, chief executive officer and chairman of Wind River. “We also made tremendous progress against our product roadmap – culminating in the largest technology announcement in our 23-year history on November 1. These product announcements demonstrate our commitment to our customers to provide innovative technology that enables them to develop and run device software better, faster, at a lower cost and more reliably.”

“Wind River once again executed to plan. We maintained a disciplined focus on growing the company, maintaining profitability and balancing our technology investments to generate the strongest operational cash flow we have seen in sixteen quarters, “ said Mike Zellner, chief financial officer and senior vice president, finance and administration.

Generally accepted accounting principles (GAAP) net income for the third quarter of fiscal year 2005 was $2.3 million, compared to a net loss of $6.9 million for the third quarter of fiscal year 2004. GAAP net income per share was $0.03 for the third quarter of fiscal year 2005, compared to a net loss per share of $0.09 for the third quarter of fiscal year 2004.

Non-GAAP net income for the third quarter of fiscal year 2005 was $3.1 million, compared to a non-GAAP net loss of $4.1 million for the third quarter of fiscal year 2004. Non-GAAP net income per share was $0.04 for the third quarter of fiscal year 2005, compared to a non-GAAP net loss per share of $0.05 for the third quarter of fiscal year 2004.

Company Highlights

•	Wind River delivered its eighth consecutive quarter of growth in subscription revenue.

•	On November 1, the company announced one of the biggest technology releases in its history. The following products were announced:

•	Wind River Workbench 2.2: next-generation, Eclipse 3.0-based development suite.

•	Wind River General Purpose Platform, VxWorks Edition: enterprise-wide platform that seamlessly integrates VxWorks 6.0, Wind River Workbench 2.2 and robust middleware.

•	Wind River Market Specific Platforms: Next generation platforms that include Platform for Consumer Devices, Platform for Industrial Devices and Platform for Network Equipment, VxWorks Edition.

•	Wind River Platform for Network Equipment, Linux Edition: first Linux-based platform, scheduled for general market availability in Q1 fiscal year 2006.

“Device manufacturers are struggling to improve the way they develop and run the software that adds value to their products. We are in the very early stages of proliferation, but I believe the solutions Wind River is offering will act as a catalyst for the industry to shift away from a patchwork of in-house solutions to commercial industry standards. We intend to lead that shift,” concluded Klein.

Financial Outlook

The following statements regarding our outlook for the fourth quarter of fiscal year 2005, first quarter of fiscal year 2006, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure (Reg FD), Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q4 Fiscal Year 2005, Wind River expects:

•	Revenue to be between $61 million and $63 million.

•	Earnings per share to be between $0.03 and $0.05. (GAAP and Non-GAAP)

•	Positive operational cash flow in excess of $10 million.

For Q1 Fiscal Year 2006, Wind River expects:

•	Revenue to be approximately 5%-7% below Q4 FY05 guidance.

•	Positive earnings per share. (GAAP and Non-GAAP)

•	Positive operational cash flow.

Wind River provides non-GAAP net income, net loss, net income per share, net loss per share data and cash flow from operations as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income, net loss, net income per share and net loss per share for the three and nine-month periods ended October 31, 2004 and

2003 were computed by adjusting GAAP net income, net loss, net income per share and net loss per share data to exclude amortization of purchased and other intangibles, gain on investments and technology, restructuring-related costs, stock compensation and impairment of purchased intangibles. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Wind River provides a reconciliation of its GAAP and non-GAAP net income, net loss, net income per share and net loss per share data for the three and nine-month periods ended October 31, 2004 and 2003 on page four of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they provide meaningful information regarding Wind River’s operational performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

Conference Call

Management will host a conference call at 5:30 a.m. Pacific Time on November 23, 2004 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com. A telephone replay of the conference call will be available after 8:30 a.m. Pacific Time on November 23, 2004 until 11:59 p.m. Pacific Time on November 30, 2004. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 1979355. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at www.windriver.com.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company enables customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-800-872-4977.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue, earnings per share and cash flows for the fiscal quarter ending January 31, 2005, continued growth in Wind River’s business and Wind River’s continued ability to help its customers develop and run their device software better, faster, at lower cost and more reliably, and to act as a catalyst to the industry to shift to commercial industry standards. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to weakness in the economy generally or in the technology sector specifically, the success of Wind River’s implementation of its new business models, products and market strategies, the ability of our customers to sell products that include our software, the impact of competitive products and pricing, the success of our strategic relationships, the impact of charges for restructuring and other costs and other risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2004	2003	2004	2003
Revenues, net:
Product	$32,230	$27,957	$90,205	$83,517
Subscription	12,387	5,995	34,224	12,495
Services	15,378	15,634	47,776	52,530

Total revenues	59,995	49,586	172,205	148,542

Cost of revenues:
Product	1,690	2,323	4,210	8,043
Subscription	2,876	1,551	8,361	3,538
Services	7,581	8,705	24,344	27,822
Amortization of purchased intangibles	309	1,297	1,630	4,180

Total cost of revenues	12,456	13,876	38,545	43,583

Gross profit	47,539	35,710	133,660	104,959

Operating expenses:
Selling and marketing	23,038	20,937	66,622	65,055
Product development and engineering	15,010	13,790	44,341	42,222
General and administrative	5,324	6,181	15,723	20,091
Amortization of other intangibles	230	168	527	860
Restructuring	313	971	2,370	2,987
Impairment of purchased intangibles	—	—	—	1,400

Total operating expenses	43,915	42,047	129,583	132,615

Income (loss) from operations	3,624	(6,337)	4,077	(27,656)

Other (expense) income, net	(670)	71	(632)	2,583

Net income (loss) before provision for income taxes	2,954	(6,266)	3,445	(25,073)
Provision for income taxes	690	667	1,640	1,911

Net income (loss)	$2,264	$(6,933)	$1,805	$(26,984)

Net income (loss) per share:
Basic and diluted	$0.03	$(0.09)	$0.02	$(0.34)
Shares used in per share calculation:
Basic	82,391	80,496	81,909	79,924
Diluted	85,134	80,496	84,370	79,924

Reconciliation to Non-GAAP net income (loss)
Net income (loss)	$2,264	$(6,933)	$1,805	$(26,984)
Amortization of purchased and other intangibles and impairment of purchased intangibles	539	1,465	2,157	6,440
Gain on investments and technology	—	—	(513)	(616)
Restructuring-related costs	313	971	2,370	2,987
Stock compensation	—	428	—	640

Non-GAAP net income (loss)	$3,116	$(4,069)	$5,819	$(17,533)

Non-GAAP net income (loss) per share:
Basic	$0.04	$(0.05)	$0.07	$(0.22)
Diluted	$0.04	$(0.05)	$0.07	$(0.22)
Shares used in per share calculation:
Basic	82,391	80,496	81,909	79,924
Diluted	85,134	80,496	84,370	79,924

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 31, 2004	January 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$34,596	$32,254
Short-term investments	41,978	19,580
Accounts receivable, net	50,587	43,153
Prepaid and other current assets	13,801	10,301
Asset held for sale	9,848	—

Total current assets	150,810	105,288

Investments	177,125	162,661
Property and equipment, net	80,605	92,388
Intangibles, net	84,428	86,612
Other assets	8,498	9,271
Restricted investments	—	46,332

Total assets	$501,466	$502,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,388	$2,744
Accrued liabilities	21,744	15,721
Accrued restructuring costs	1,694	2,851
Accrued compensation	19,324	16,533
Income taxes payable	2,130	2,559
Deferred revenues	52,768	39,128

Total current liabilities	99,048	79,536

Convertible subordinated debt	150,000	150,000
Other long-term debt	—	40,000
Long-term deferred revenues	5,262	—

Total liabilities	254,310	269,536

Stockholders’ equity:
Common stock	85	83
Additional paid-in-capital	765,369	753,257
Loan to stockholder	—	(1,872)
Treasury stock, at cost	(32,520)	(32,860)
Accumulated other comprehensive loss	(2,393)	(468)
Accumulated deficit	(483,385)	(485,124)

Total stockholders’ equity	247,156	233,016

Total liabilities and stockholders’ equity	$501,466	$502,552

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